Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Anthony Sanzio (Media) (856) 968-4390 Jennifer Driscoll (Analysts) (856) 342-6081
CAMPBELL REPORTS FIRST-QUARTER RESULTS
First-Quarter Net Earnings per Share Decreased 6 Percent to $0.82.
CAMDEN, N.J., Nov. 23, 2010—Campbell Soup Company (NYSE: CPB) today reported its results for the first quarter of fiscal 2011.
First-Quarter Summary
•	Sales Decreased 1 Percent to $2.172 Billion

•	Sales Were Negatively Impacted by Increased Promotional Spending

•	U.S. Soup Sales Decreased 5 Percent

•	U.S. Beverage Sales Increased 10 Percent
          Net earnings for the quarter ended Oct. 31, 2010, were $279 million, or $0.82 per share, compared with $304 million, or $0.87 per share, in the prior year.
          Douglas R. Conant, Campbell’s President and CEO, said, “In a challenging consumer spending environment, we delivered mixed results in our U.S. Soup business this quarter. Condensed cooking soups performed well, with sales up 7 percent, as our marketing efforts continued to resonate with consumers seeking convenient simple meals for their families. The key negative factor impacting our first-quarter results in U.S. soup was the performance of our ready-to-serve and condensed eating soups, where increased promotional spending did not produce the planned volume gains. This was due in part to even steeper promotions by competitors, which we chose not to match.
          “We intend to remain competitive in U.S. Soup through the height of the soup season, and it’s likely that margin pressures will persist through the second quarter. In the second half, we plan to place greater focus on advertising and brand-building initiatives in our marketing efforts, as we adjust our promotional activity to achieve improved price realization.”
          Conant concluded, “In recent years, we’ve shown success in our healthy beverages and baked snacks businesses, which represent a significant portion of our portfolio. This year, our beverages business started off with another quarter of double-digit growth, driven by our continued innovation of ‘V8 V-Fusion’ beverages and effective advertising. Within baked snacks, our Pepperidge Farm business delivered solid performance, driven by innovations such as ‘Deli Flats’ rolls, ‘Baked Naturals’ crackers and the expansion of the ‘Goldfish’ brand. In both healthy beverages and baked snacks, our performance was driven by strong innovation, compelling advertising and effective promotional activities.”
Fiscal 2011 Guidance
          As previously announced, including an estimated 1-point favorable impact from currency, Campbell expects net sales growth of 1 to 3 percent, EBIT comparable to the adjusted EBIT in the prior year and EPS growth of 2 to 4 percent from the fiscal 2010 adjusted base of $2.47.
          A detailed reconciliation of the fiscal 2010 adjusted financial information to the 2010 reported financial information is included at the end of this news release.
First-Quarter Results
          For the first quarter, sales decreased 1 percent to $2.172 billion. The change in sales for the quarter reflected the following factors:
▪	Volume and mix added 1 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency added 1 percent
First-Quarter Financial Details
▪	Gross margin was 41.2 percent, compared with 41.9 percent a year ago. The decrease in gross margin percentage was primarily due to increased promotional spending and cost inflation, partially offset by productivity improvements and favorable mix.

▪	Marketing and selling expenses decreased 2 percent to $277 million primarily due to lower selling expenses.

▪	Administrative expenses increased $7 million to $140 million, primarily due to increased pension and long-term incentive compensation costs and currency.

▪	EBIT was $444 million compared with $478 million in the prior-year quarter. EBIT decreased 7 percent primarily due to increased promotional spending and cost inflation, partially offset by productivity improvements and favorable mix.

▪	Cash flow from operations was a use of $29 million compared to a use of $36 million in the year-ago period. The benefit of lower pension contributions was mostly offset by higher working capital requirements and lower earnings.

▪	Campbell repurchased 4 million shares for $156 million under its strategic share repurchase program announced in June 2008 and the company’s ongoing practice of buying back shares sufficient to offset those issued under incentive compensation plans.
Summary of Fiscal 2011 First-Quarter Results by Segment
U.S. Soup, Sauces and Beverages
          Sales for U.S. Soup, Sauces and Beverages were $1.103 billion for the first quarter, a decrease of 3 percent compared with a year ago. The change in sales was due to increased promotional spending.
          For the quarter, U.S. Soup sales decreased 5 percent.
▪	Sales of “Campbell’s” condensed soups decreased 1 percent. Sales of condensed cooking varieties rose driven by increased advertising and promotional activity. Sales of eating varieties declined as the business was negatively impacted by promotional discounting in the ready-to-serve segment.

▪	Sales of ready-to-serve soups declined 13 percent. Increased promotional spending did not deliver planned volume gains.

▪	“Healthy Request” varieties enjoyed continued success across both condensed and ready-to-serve soups, posting a 9 percent sales gain.

▪	Broth sales declined 2 percent.
          Beverage sales increased 10 percent driven by double-digit volume gains.

▪	“V8 V-Fusion” juice sales grew double digits due to increased marketing support and new item launches, including “V8 V-Fusion + Tea” varieties and Cranberry-Blackberry Light.

▪	“V8” vegetable juice sales grew due to increased advertising, and sales of “V8 Splash” juice drinks rose double digits.
          Sales of “Prego” pasta sauce declined, as higher promotional spending was partly offset by volume gains. “Pace” Mexican sauce declined due to increased competitive activity.
          Operating earnings were $295 million, compared with $331 million in the prior-year period. The decrease in operating earnings was primarily due to increased promotional spending and cost inflation, partly offset by productivity improvements.
Baking and Snacking
          Sales for Baking and Snacking were $544 million in the first quarter, an increase of 3 percent from a year ago. The change in sales reflected the following factors:
•	Volume and mix added 1 percent

•	Price and sales allowances added 1 percent

•	Increased promotional spending subtracted 2 percent

•	Currency added 3 percent
          Further details of sales results included the following:
▪	Sales of Pepperidge Farm were comparable to a year ago, as volume gains were offset by increased promotional spending.
•	Sales from the bakery business declined, reflecting lower sales of stuffing and artisan bread, partly offset by gains associated with the successful expansion of the “Deli Flats” line.

•	In the cookies and crackers business, sales increased driven by solid gains in “Goldfish” snack crackers and “Baked Naturals” crackers, while sales of cookies were comparable to a year ago.
▪	In Australia, sales increased due to currency. Excluding currency, Arnott’s sales were comparable to a year ago, as continued strong gains in “Shapes” and “Vita-Weat” savory crackers were offset by declines in chocolate and other sweet biscuit products.

          For the quarter, operating earnings were $100 million, comparable to the prior-year period as the favorable impact of currency and higher earnings in Pepperidge Farm were offset by lower earnings in Australia.
International Soup, Sauces and Beverages
          Sales for International Soup, Sauces and Beverages were $372 million for the first quarter, a decrease of 1 percent compared with a year ago. The change in sales reflected the following factors:
▪	Volume and mix added 3 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency subtracted 1 percent
          Excluding the impact of currency, solid gains in Europe and the Asia Pacific region were primarily offset by declines in Latin America.
▪	In Europe, sales declined due to the unfavorable impact of currency, partly offset by strong gains in Germany.

▪	In Asia Pacific, sales increased due to currency and volume-driven gains in Australia and Japan, partly offset by a decline in Hong Kong.

▪	In Canada, sales increased due to the impact of currency and solid volume gains, partially offset by increased promotional spending.
          Operating earnings were $51 million, compared with $44 million in the year-ago period. The increase in operating earnings was driven by growth in Europe.
North America Foodservice
          Sales were $153 million for the first quarter, a decrease of 4 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 4 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 1 percent
          Reflecting the lower sales, operating earnings declined to $23 million compared with $26 million in the prior-year quarter.

Unallocated Corporate Expenses
          Unallocated corporate expenses increased to $25 million in the current quarter from $23 million a year ago.
Non-GAAP Financial Information
          A detailed reconciliation of the fiscal 2010 adjusted financial information to the 2010 reported financial information is included at the end of this news release.
Conference Call
          Campbell will host a conference call to discuss these results on Nov. 23, 2010, at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-847-7861 and non-U.S. participants at 1-703-639-1428. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight Dec. 7, 2010, at 1-888-266-2081 or 1-703-925-2533. The access code is 1485158.
Reporting Segments
          Campbell Soup Company earnings results are reported for the following segments:
          U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” condensed and ready-to-serve soups, “Swanson” broth, stock and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 V-Fusion + Tea” beverages, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
          Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail and “Arnott’s” biscuits in Australia and Asia Pacific.
          International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.

          North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 31,	November 1,
	2010	2009
Net sales	$2,172	$2,203

Costs and expenses
Cost of products sold	1,278	1,280
Marketing and selling expenses	277	284
Administrative expenses	140	133
Research and development expenses	31	29
Other expenses / (income)	2	(1)

Total costs and expenses	1,728	1,725

Earnings before interest and taxes	444	478
Interest, net	30	27

Earnings before taxes	414	451

Taxes on earnings	135	147

Net earnings	$279	$304

Per share — basic
Net earnings	$.82	$.87

Dividends	$.275	$.25

Weighted average shares outstanding — basic	335	343

Per share — assuming dilution
Net earnings	$.82	$.87

Weighted average shares outstanding — assuming dilution	338	346

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 31,	November 1,	Percent
	2010	2009	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,103	$1,140	(3%)
Baking and Snacking	544	530	3%
International Soup, Sauces and Beverages	372	374	(1%)
North America Foodservice	153	159	(4%)

Total sales	$2,172	$2,203	(1%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$295	$331	(11%)
Baking and Snacking	100	100	0%
International Soup, Sauces and Beverages	51	44	16%
North America Foodservice	23	26	(12%)

Total operating earnings	469	501	(6%)
Unallocated corporate expenses	(25)	(23)

Earnings before interest and taxes	444	478	(7%)
Interest, net	(30)	(27)
Taxes on earnings	(135)	(147)

Net earnings	$279	$304	(8%)

Per share — assuming dilution
Net earnings	$.82	$.87	(6%)

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	October 31,	November 1,
	2010	2009
Current assets	$2,124	$1,852
Plant assets, net	2,042	1,985
Intangible assets, net	2,538	2,494
Other assets	114	100

Total assets	$6,818	$6,431

Current liabilities	$2,479	$1,984
Long-term debt	1,946	2,249
Other liabilities	1,289	1,243
Total equity	1,104	955

Total liabilities and equity	$6,818	$6,431

Total debt	$3,080	$2,905

Cash and cash equivalents	$291	$76

Reconciliation of GAAP and Non-GAAP Financial Measures
First Quarter Ended October 31, 2010
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Items Impacting Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.
The following items impacted earnings in fiscal 2010:
(1)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In fiscal 2010, the company recorded pre-tax restructuring charges of $12 million ($8 million after tax or $0.02 per share) for pension benefit costs related to these initiatives.

(2)	In fiscal 2010, the company recorded deferred tax expense of $10 million ($0.03 per share) due to the enactment of U.S. health care legislation in March 2010. The law changed the tax treatment of subsidies to companies that provide prescription drug benefits to retirees. Accordingly, the company recorded the non-cash charge to reduce the value of the deferred tax asset associated with the subsidy.
The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

Year Ended
(millions, except per share amounts)	Aug. 1, 2010
Earnings before interest and taxes, as reported	$1,348
Add: Restructuring charges (1)	12

Adjusted Earnings before interest and taxes	$1,360

Interest, net, as reported	$106

Adjusted Earnings before taxes	$1,254

Taxes on earnings, as reported	$398
Add: Tax benefit from restructuring charges (1)	4
Deduct: Tax expense from health care legislation (2)	(10)

Adjusted Taxes on earnings	$392

Adjusted effective income tax rate	31.3%

Net earnings, as reported	$844
Add: Net adjustment from restructuring (1)	8
Add: Tax expense from health care legislation (2)	10

Adjusted Net earnings	$862

Diluted earnings per share, as reported	$2.42
Add: Net adjustment from restructuring charges (1)	0.02
Add: Tax expense from health care legislation (2)	0.03

Adjusted Diluted earnings per share	$2.47